Exhibit 10.32

FIRST AMENDMENT TO THE
RETIREMENT SAVINGS PLAN
OF
TYSON FOODS, INC.

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2011)

This FIRST AMENDMENT is made this 14th day of November, 2013, by TYSON FOODS, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Primary Sponsor”).

WITNESSETH:

WHEREAS, the Primary Sponsor maintains the Retirement Savings Plan of Tyson Foods, Inc. (the “Plan”), which was last amended and restated by an indenture generally effective as of January 1, 2011;

WHEREAS, the Primary Sponsor now wishes to amend the Plan to enhance the eligibility provisions; to clarify both the Plan’s definition of “Annual Compensation” and the provisions of Section 16.1 of the Plan pertaining to the authority of the Primary Sponsor to modify, amend and terminate the Plan; and to amend the participant loan provisions to provide greater flexibility to the Plan administrator in applying the numerical limit on the number of outstanding loans on a per participant basis in connection with corporate mergers and acquisitions; and

WHEREAS, pursuant to its authority under Section 16.1 of the Plan, the Board of Directors of the Primary Sponsor has authorized and approved the adoption of these amendments.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of January 1, 2014, except as otherwise provided herein, as follows:

1.    By deleting the existing Subsection (d) of Section 1.3 and substituting therefor the following:

“(d)    for all purposes under the Plan, Annual Compensation shall include any amount which would have been paid during a Plan Year, but was contributed or deemed contributed by a Plan Sponsor on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Section 125, 132(f)(4), 402(e)(3), 402(g)(3), 402(h)(1)(B), 414(h), 403(b) or 457 of the Code;”.

2.    By deleting the existing Section 2.6 and substituting therefor the following:

“2.6    Eligible Employees Who Have Not Completed Their Eligibility Service. Solely for the purpose of contributing Deferral Amounts to the Plan, an Eligible Employee who has not yet completed his Eligibility Service may become a Participant as of the first day of the calendar month next following the completion of fifty-nine (59) days of continuous employment. Notwithstanding the foregoing, any Participant who is a Highly Compensated Employee who has not attained at least age 21 and has not completed his Eligibility Service shall not be permitted to contribute Deferral Amounts to the Plan following the Plan Year in which such a Participant is first eligible to contribute such Deferral Amounts until the Participant has attained at least age 21 and completed his Eligibility Service.”

This provision shall be effective for Employees hired on and after October 2, 2013; provided, however, that entry into the Plan pursuant to this Section 2.6, as amended, may not occur any earlier than January 1, 2014.

3.    By deleting, effective January 1, 2013, the existing Section 5.9 in its entirety and substituting therefor the following:

“5.9    Maximum Number of Loans. A borrower is permitted to have only two loans existing under this Plan at any one time; provided, however, the Plan Administrator may allow a Participant to exceed this numerical limitation but only where the basis for exceeding the limit is attributable to the acceptance of plan loans from another plan qualified under Code Section 401 through a merger of plans, transfer of assets and liabilities between plans or similar transaction.”

4.    By deleting the existing Section 16.1 in its entirety and substituting therefor the following:

“16.1    Right of Primary Sponsor to Amend or Terminate. The Primary Sponsor reserves the right at any time to modify, amend, suspend or terminate the Plan or the Trust in whole or in part; provided, however, that the Primary Sponsor shall have no power to modify or amend the Plan in such manner as would cause or permit any portion of the funds held under a Plan to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries, or as would cause or permit any portion of a fund held under the Plan to become the property of a Plan Sponsor; and provided further, that the duties or liabilities of the Trustee shall not be increased without its written consent. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend, suspend or terminate the Plan or the Trust. Notwithstanding the foregoing, each Plan Sponsor may terminate its own participation in the Plan and Trust pursuant to the Plan.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed as of the day and year first above written.

TYSON FOODS, INC.

By: /s/ Ken Kimbro

Title: Executive Vice President and
Chief Human Resources Officer

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